EXHIBIT 99.1

July 20, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
                                                                                                                                 Website: www.midwaygold.com

Midway announces Preliminary Economic Assessment results for Pan project

Vancouver, British Columbia – July 20, 2010, Midway Gold Corp. (“Midway” or the “Company”) (MDW:TSX-V; MDW:NYSE-AMEX) is pleased to report the results of the Preliminary Economic Assessment (“PEA”) for the Company’s 100% owned Pan project located in White Pine County, Nevada.  The PEA, prepared by Gustavson Associates, is based on the July 1, 2009 resource estimate for the Pan project.  This PEA demonstrates the robust economics and technical favorability of the Pan project.  Midway expects that drilling planned in 2010 and 2011 may improve the grade and expand the mineral resource.

Total gold produced	327,000 ounces
Average gold grade	0.62 g/t
Average annual gold production	44,000 ounces
Peak annual production	52,000 ounces
Life of mine	7.25 years
IRR (pre-tax)	23%
NPV (pre-tax)	$49 million
Discount rate	5%
Pay-back period	3.25 years
Net cumulative cash flow (pre-tax)	$79 million
Direct cash costs	$453 /oz
Initial capital expenditures including mining pre-strip, equipment, process, infrastructure & buildings, owners and miscellaneous costs	$59 million
Metallurgical recovery rate	72%
Long-term gold price	$950 /oz

The PEA included an independent audit of the Midway Mineral Resource Estimate.  The Measured and Indicated Mineral Resource stands at 38.8 million tons containing 682,000 ounces of gold at a grade of 0.55 g/t, at a 0.14 g/t cutoff.

The PEA considers the Pan gold project to be developed as an open pit mine and heap leach operation. Three production scenarios were considered; In-pit Crush and Convey, Truck Haulage, and Contractor Mining.  The In-pit crush and convey option has the highest capital cost, but lowest operating costs, a slightly higher IRR, and is considered the preferred option discussed here. The PEA utilized only Measured and Indicated resources in the pit design.  The base case utilizes a cutoff grade of 0.14 g/t. The average grade of mined material sent to leach was 0.62 g/t with ultimate recoveries of 70% for North Pan Mineralization, and 75%% for South Pan Mineralization. The forecast mine life was 7.25 years with a total of 327,000 ounces of gold produced. Excellent opportunities appear to exist to refine various aspects of the project and improve economics through cost reduction, optimization and through an increase in the size of the overall resource from the planned 2010/2011 drill programs. Initial project capital costs, as evaluated in the PEA, are estimated at $45 M plus working capital of $5 M and a 20% contingency totaling $ 9 M. Operating costs and sensitivity analysis are as follows:

Items	Cost per tonne processed	Cost per ounce
Mining cost	$3.14	$241
Processing and refining cost	$2.96	$227
G&A	$0.41	$32

Gold price	IRR (pre-tax)	NPV (5%, pre-tax)	Pay back
$700	0%	$-11 million	-
$800	10%	$13 million	4.5 years
$900	19%	$37 million	3.5 years
$950 (base case)	23%	$49 million	3.25 years
$1000	27%	$61 million	2.75 years
$1100	34%	$85 million	2.25 years
$1200	41%	$109 million	2.0 years

Activities planned in 2010/2011 for the Pan project include:

•	Drill additional core and reverse circulation holes to continue to expand the resource base for the project
•	Continue geotechnical evaluations to provide data needed for pit slope designs
•	Continue metallurgical testing to confirm gold recoveries from the various mineralized zones within the deposit
•	Continue permitting activities required for production in 2013
•	Continue Engineering related activities required to complete the project Feasibility Study in 2011

The PEA was prepared to the standards of National Instrument 43-101 and will be filed on SEDAR within 45 days of this news release. The PEA was prepared under the supervision of Donald Hulse, Principal Mining Engineer and Terre Lane, Principal Mining Engineer of Gustavson, each of whom are independent of the Company and are “qualified persons”.

The Company will host a conference call to discuss the results of the PEA on Wednesday, July 21st.  The call will be hosted by Daniel Wolfus, Chairman and CEO, Kenneth Brunk, President and COO and Richard Moritz, VP of Project Development.

Conference Call Details
Title:           Pan PEA results

Date:           Wednesday, July 21st, 2010
Time:           11:00 a.m. EST / 8:00 a.m. PST
US/Canada Dial-in:                                 (800) 391-1709
International:                                           001-310-539-2229
Conference Bridge #:                              196520

An archived audio recording of the call will be available on the Company’s website following the call.

This release has been reviewed and approved by Terre Lane, Principal Mining Engineer of Gustavson, a “qualified person” as that term is defined in National Instrument 43-101.

ON BEHALF OF THE BOARD
"Daniel Wolfus"
Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  Midway controls over 65 square miles of mineral rights in the western United States, including four advanced exploration projects: Spring Valley, Pan, Golden Eagle, and Midway, as well as two early stage exploration targets: Gold Rock and Burnt Canyon.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.